Parallax Diagnostics/Grant Park Global                     Confidential Settlement Agreement and Release of Claims

CONFIDENTIAL SETTLEMENT AGREEMENT

AND MUTUAL RELEASE OF CLAIMS

This Confidential Settlement Agreement and Mutual Release of Claims (the “Settlement Agreement”) is made effective this 1st day of December, 2011 (the “Effective Date”), by and between Parallax Diagnostics, Inc. a Nevada corporation(“Company”) at 2 Canal Park, 5th Floor Cambridge MA 02141, and Grant Park Global, LLC (“Grant Park”), a Business Advisor, at 221 North LaSalle Street, Suite 2200 Chicago, IL 60601each are referred to herein collectively as the “Parties”. There are no other parties to this Agreement.

WHEREAS, certain obligations made between the Company, and Grant Park, pursuant to a Consulting Agreement between the Company and Grant Park dated February 1, 2011. Grant was not paid any monies for services rendered to Parallax. Grant Park represents that it is owed Twenty Thousand Dollars ($20,000) as the Consulting Agreement called for Grant Park to receive Five Thousand ($5,000) Dollars per month starting on  February 15, 2011.  Grant Park claims to be owed Twenty Thousand (“$20,000”) Dollars in back compensation; and

WHEREAS, the Company acknowledges the Consulting Agreement with Grant Park for Business Advisory services. The Company has benefited from Grant Park’s efforts and has agreed to pay Grant Park the total sum of Twenty Thousand  Dollars ($20,000) ; and

WHEREAS, the Company believes that Grant Park will add value to the Company by providing certain financial consultation and strategic business advice as the Company moves forward and reviews new potential business opportunities; and

WHEREAS, the Parties wish to resolve any disputes and any claims against the other; and

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1.              The Settlement Agreement between Grant Park and the Company detailed herewith calls for:

a.      The Company will provide Grant Park with the opportunity to purchase twenty thousand (20,000) shares of its Common stock with a price per share at par value $.001.  Grant Park will have the right to purchase the Company’s Common stock at par value $.001 within ten (10) days from the date of this Settlement Agreement.

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     2.  Parallax Diagnostics, Inc. Agrees:

                 (a)  Provide a Stock Purchase Agreement to Grant Park. Such Stock Purchase Agreement is attached to this Settlement Agreement as Exhibit A.

3.   Grant Park Global, LLC Agrees:

(a)  To release the Company from any and all claims in the future relating to the Claim of the Company owing Grant Park Twenty Thousand Dollars ($20,000). Grant Park Agrees that based on this Agreement that Parallax does not owe Grant Park any additional money.

3.         Indemnification.  Company and Grant Park hereby mutually agree, at their sole cost and expense, to indemnify, protect, hold harmless and defend each other, their successors and assigns, any partners of such parties, and their respective owners, shareholders, directors, officers, agents, representatives, attorneys and employees (collectively “Indemnities”) from and against any and all actions, judgments, suits, proceedings, costs, disbursements and expenses (including, without limitations, attorneys’, consultants’ and nature whatsoever (collectively “Claims”) which may at any time be imposed upon, incurred or suffered by, or asserted or awarded against, any Indemnity relating to or arising from this Agreement and/or any transaction contemplated herein by and between Company and Grant Park.

4.        Further Assurances. The parties agree to perform in good faith such acts and to prepare and execute such documents and stipulations as are reasonably required to perform the covenants and satisfy the provisions of the Agreement.

5.        No Admission of Liability. This Agreement constitutes a settlement and compromise of various disputed claims and is made solely to avoid expense and time-consuming litigation. Neither the offer nor acceptance of the terms and conditions of the Agreement represent an admission of liability or fault on the part of any party, but instead represent an admission of liability or fault on the part of any party, but instead represents a resolution of the parties claims deemed by the parties to be mutually favorable and made by mutual agreement.

6.        Governing Law. This is a fully integrated Agreement, made and entered into under the laws of the State of Nevada and shall in all respects be interpreted, enforced and governed under the laws of the State of Nevada, except that parole evidence shall not be admissible to interpret, vary or modify any of the terms of this Agreement.  The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

  This Agreement sets forth the entire Agreement between the parties with regard to the subject matter hereof.  All agreements, covenants, representations and warranties, express or implied, oral or written, have been made by either party to the other with respect to the subject matter of the Agreement.  All prior and contemporaneous conversations, negotiations, possible and alleged agreements and representations, covenants, and warranties with respect to the subject matter hereof are waived, merged herein and superseded hereby.

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7.        Severability.  Should any covenant, condition or other provision contained herein be held valid, void or illegal by any court of competent jurisdiction, it shall be deemed severable from the remainder of the Agreement and shall in no way affect, impair or invalidate any other covenant, condition or other provision herein contained.  If such condition or other provision shall be deemed invalid due to its scope or breadth, it shall be deemed valid to the extent of the scope or breadth permitted by law.

8.        Notices.  All notices, requests, demands and other communications under the Agreement shall be in writing and by personal delivery or overnight courier, shall be deemed having been given on the date of receipt (receipt shall also include communications that are delivered to the designated address and left at the premises if no one is at the premises).  Notices shall be addressed as follows, or as the parties may subsequently designate by written notice:

To Parallax Diagnostics, Inc.:

2 Canal Park, 5th Floor

           Cambridge, MA 02141

To      Grant Park Global, LLC

           221 North LaSalle St, Suite 2200

           Chicago, IL 60601

9.        Miscellaneous.

a.                      This Agreement cannot be amended, altered, modified, waived or superseded, in whole or in part, except by written agreement so stating which is signed by all parties to the Agreement.  No delay or omissions on the part of any party to the Agreement shall operate as a waiver of any such right or any other right. Waiver of any one breach of any provision hereof shall not be deemed to be a waiver of any other breach of the same or any other provision hereof.

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Parallax Diagnostics/Grant Park Global                     Confidential Settlement Agreement and Release of Claims

b.                     This Agreement shall inure to the benefit of and be binding on each party, as well as its or her respective successors or assigns.

c.                      Each of the parties to this Agreement warrants that it or she has not assigned or transferred any cause of action, claim of relief, or other matter released under this Agreement.

d.                     The parties hereby agree that faxed signatures of the parties to this Agreement shall be as binding and enforceable as originals signatures; and that this Agreement may be executed in multiple counterparts with the counterparts together being deemed to constitute the complete agreement of the parties.

e.                      Each person who executes this Agreement on behalf of any party to the Agreement represents and warrants that he or she has been duly authorized by such party to execute the Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in counterparts, to be effective on the last date executed below.

Dated: December 9, 2011

PARALLAX DIAGNOSTICS, INC.              GRANT PARK GLOBAL, LLC

/s/ J. Michael Redmond                                             /s/ Michael Axelrod

J. Michael Redmond, President/CEO                       Michael Axelrod,   Principal

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Parallax Diagnostics/Grant Park Global                     Confidential Settlement Agreement and Release of Claims

EXHIBIT “A”

Stock Purchase Agreement

STOCK PURCHASE AGREEMENT

            THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated and effective as of the 8thst day of December, 2011, is by and between Parallax Diagnostics, Inc. at 2 Canal Park 5th Floor Cambridge, MA 02141 ("Seller") and Grant Park Global, LLC at 221 North LaSalle St, Suite 2200, Chicago, IL 60601. (“Purchaser”).

            WHEREAS, Seller desires to sell to the Purchaser, and the Purchaser desires to purchase from Seller, an aggregate of twenty thousand (20,000) shares (the "Shares") of the common stock of Parallax Diagnostics, Inc. (the “Company”) at par value $.001 per share; and

            WHEREAS, Seller and the Purchaser have agreed to provide for the sale of the Shares in the manner set forth in this Agreement;

            NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

            1.         SALE OF SHARES.

            1.1       Sale of Shares.  Upon the terms and subject to the conditions set forth in this Agreement, effective as of the date first written above, Seller hereby sells, assigns, transfers, conveys, and delivers to Purchaser, and Purchaser hereby purchases from Seller, at the Closing, twenty thousand (20,000) Shares of the Company in consideration of the payment of the purchase price of Twenty ($20.00) Dollars (hereinafter the “funds”) with payment to be paid at Closing.

            1.2       Closing Procedure.  Closing shall take place by agreement of the parties but in no event later than December 18, 2011 with the Funds to be delivered to Seller no later than December, 2011 with Closing to consist of Seller delivering the Shares to Purchaser and retaining the Funds.  If Closing shall not occur as scheduled or extended by the Parties then Seller shall immediately return the Funds to Purchaser and retain the Shares.

2.         REPRESENTATIONS AND WARRANTIES OF SELLERS.

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            Seller hereby represents and warrants to the Purchaser as follows:

2.1            Due Authorization; Execution and Delivery.  Seller has full power and authority to enter into and perform this Agreement and to carry out the transactions contemplated hereby.  This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against them in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally.

            2.2       Title to Shares.  Seller is the lawful owner of the Shares, free and clear of all security interests, liens, claims, encumbrances, charges, options, restrictions on transfer, proxies and voting and other agreements of whatever nature.

3.         REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.

            The Purchaser hereby represents and warrants to Seller as follows:

            3.1       Due Authorization.  The Purchaser has full power and authority to enter into this Agreement and to carry out its obligations hereunder.  This Agreement has been duly executed and delivered by the Purchaser and constitutes the legal, valid, and binding obligations of it, enforceable against it in accordance with its terms, except as may be limited by the availability of equitable remedies or by applicable bankruptcy, insolvency, reorganization, moratorium, or other laws affecting creditors' rights generally.

            3.2       Investment Representations.  The Purchaser is not relying upon any representation or warranty by Seller with respect to the value of the Shares, except as specifically set forth herein.

            4.         MISCELLANEOUS PROVISIONS

            4.1       Assignment.  The Purchasers' rights and duties shall be assignable at its discretion.  This Agreement shall be binding upon and inure to the benefit of the Seller hereto and his respective successors, heirs, and assigns.

            4.2       Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

            4.3       Entire Agreement.  This Agreement and the documents referred to herein contain the entire understanding of the parties hereto in respect of the subject matter contained herein.  There are no restrictions, promises, warranties, conveyances or undertakings other than those expressly set forth herein.  This Agreement supersedes any prior agreements and understandings between the parties with respect to the subject matter.

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4.4       Mutual Release and Indemnifications.  Except as herein otherwise agreed, each

Party hereby irrevocably and unconditionally releases, acquits and forever discharges the other and each of their present and former agents, directors, officers, employees, representatives, attorney, and members of its governing board, and all persons acting by, through, under or in concert with any of them from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected, including, but not limited to, rights arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, or any tort, or any federal, state or other governmental statute, regulation, or ordinance (hereinafter "Claim" or "Claims"), which each Party at any time hereinafter may have, own or hold, or claim to have, own or hold against the other Party.  This paragraph shall have no applicability to Claims, if any, based totally on events occurring after the date of this Agreement.

            4.6.  Governing Law.  This Agreement and the rights and duties of the parties hereunder shall be governed by, and construed in accordance with, the law of the State of Nevada.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                                            Seller: Parallax Diagnostics, Inc.

                                                             /s/ J. Michael Redmond

                                                            J. Michael Redmond, President

            Purchaser: Grant Park Global, LLC.

                                                            /s/ Michael Axelrod

                                                            Michael Axelrod, Managing Member